SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                SCHEDULE 13E-4/A
                          ISSUER TENDER OFFER STATEMENT
                      (Pursuant to Section 13(e)(1) of the
                        Securities Exchange Act of 1934)

                      PACIFIC INTERNATIONAL SERVICES CORP.
                (Name of the Issuer and Person Filing Statement)

                 10% Convertible Subordinated Debenture due 2007
                         (Title of Class of Securities)

                                 Not Applicable
                      (CUSIP Number of Class of Securities)

                                  Alan M. Robin
                      Chairman and Chief Executive Officer
                      Pacific International Services Corp.
                       1600 Kapiolani Boulevard, Suite 825
                             Honolulu, Hawaii 96814
                                 (808) 926-4242
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                      on Behalf of Person Filing Statement)

                                October 31, 1995
                       (Date Tender Offer First Published,
                       Sent or given to Security Holders)

                            CALCULATION OF FILING FEE



Item 9.  MATERIAL TO BE FILED AS EXHIBITS.

        (a)(1)(D) Additional letter to the Record Holders of Pacific International Services Corp.'s 10% Convertible Subordinated Debentures Due 2007.



                                    SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 15, 1995

                              PACIFIC INTERNATIONAL SERVICES CORP.


                              By: /s/ Alan M. Robin
                                 Chairman and Chief Executive
                                 Officer